Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	813.405.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports Solid Results for 2011 Fourth Quarter and Full Year

TAMPA, Fla. – (March 8, 2012) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months and year ended Dec. 31, 2011.

“We experienced a great year with a 69 percent growth in income available to common stockholders and a 20 percent growth in gross premiums earned,” said Homeowners Choice Chief Executive Officer and Chairman Paresh Patel. “Our results were significantly and positively impacted by the acquisition of policies from HomeWise Insurance Company in November last year which nearly doubled our policy count to approximately 120,000 policies at year end. Our results continue also to reflect prudent risk management, low policy acquisition costs, selective underwriting and a conservative investment portfolio.”

Fourth Quarter 2011

Income available to common stockholders for the fourth quarter of 2011 was $4.6 million, or $0.62 per diluted share, compared with $1.8 million, or $0.27 per diluted share, for the fourth quarter of 2010. The fourth quarter includes two months of results following the company’s acquisition of policies from HomeWise in November 2011.

Gross premiums earned for the fourth quarter of 2011 increased to $49.8 million from $30.0 million in the prior year quarter, primarily as a result of the policies assumed from HomeWise which accounted for $18.3 million of gross premiums earned in the quarter. Net premiums earned (gross premiums earned reduced by premiums paid to reinsurance companies) for the fourth quarter of 2011 increased approximately 130 percent to $35.7 million from $15.5 million in the prior year quarter.

During the fourth quarter of 2011, investment income increased 48 percent to $578,000 from $390,000 during the same period in 2010. Other income during the fourth quarter 2011 declined 5 percent to $629,000 from $665,000 in the prior year quarter. The company reported realized investment losses of $149,000 on investments sold during the fourth quarter of 2011 as compared with realized investment gains of $469,000 during the same period 2011.

Losses and loss adjustment expenses for the fourth quarter of 2011 were $16.9 million compared with $8.2 million in the prior year quarter. Policy acquisition and other underwriting expenses for the three months ended Dec. 31, 2011 and 2010 were $7.6 million and $4.2 million respectively. Other operating expenses, which include a variety of general and administrative costs, for the three months ended Dec. 31, 2011 and 2010 were $4.4 million and $1.9 million, respectively.

Full Year 2011

For the year ended Dec. 31, 2011, income available to common stockholders was $9.1 million, or $1.34 per diluted share, compared with $5.4 million, or $0.81 per diluted share, for the year ended Dec. 31, 2010. Results for 2011 included a bargain purchase gain of $936,000 ($575,000 net of tax), or $0.08 per diluted share.

Stockholders’ equity increased to $63.8 million at Dec. 31, 2011 from $46.6 million at Dec. 31, 2010. The company paid dividends of $0.525 per share in 2011 versus $0.30 per share in 2010.

Gross premiums earned for the year ended Dec. 31, 2011 increased by approximately 20 percent to $143.6 million from $119.8 million in the prior year. Net premiums earned for 2011 increased approximately 40 percent to $87.2 million from $62.4 million in the prior year. Investment income for the year ended Dec. 31, 2011 was $2.2 million compared with $2.0 million in the prior year. Realized investment gains of $0.3 million were recognized in 2011 compared with $2.0 million in 2010.

Losses and loss adjustment expenses for the year ended Dec. 31, 2011 were $48.2 million compared with $37.7 million in the prior year. Policy acquisition and other underwriting expenses for 2011 and 2010 were $18.1 million and $14.9 million, respectively. Other operating expenses increased to $12.1 million for the year ended Dec. 31, 2011 compared with $7.5 million in the prior year.

“The November transaction with HomeWise has been beneficial not only to Homeowners Choice, but also to the HomeWise policyholders who now continue in the private insurance market and the State of Florida which avoided absorbing these policies and the related risk exposure. We believe these additional policies will add significant value to our business going forward.” said CEO Paresh Patel. “We look forward to 2012 and beyond as we continue to selectively expand and diversify our policyholder base.”

Financial information is included below.

Conference Call

The Company will host an earnings conference call today, March 8, 2012 at 4:30 E.T. to discuss its fourth quarter 2011 and year end results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until April 9, 2012.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice serves approximately 120,000 policyholders throughout Florida representing approximately $227 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell Microcap Index. Its warrants trade on the same market under the ticker symbol HCIIW. Its Series A, Cumulative Redeemable Preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

The Homeowners Choice, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6712

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance the company will continue to benefit on multiple fronts, add significant value to our business going forward, or continue to selectively expand our market share. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At December 31, 2011	At December 31, 2010
	(Unaudited)
Assets
Investment in fixed maturity securities, available-for-sale, at fair value (amortized cost $34,147 and $28,456)	$34,642	28,564
Equity securities, available-for-sale, at fair value	5,207	884
Time deposits	12,427	14,033
Other investments	6,483	—

Total investments	58,759	43,481
Cash and cash equivalents	100,355	54,849
Accrued interest and dividends receivable	408	180
Premiums receivable	12,222	5,822
Assumed reinsurance balances receivable	1,687	26
Prepaid reinsurance premiums	14,169	17,787
Deferred policy acquisition costs	12,321	9,407
Property and equipment, net	10,499	7,755
Goodwill	161	—
Deferred income taxes	2,368	584
Other assets	1,869	1,057

Total assets	$214,818	140,948

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	27,424	22,146
Unearned premiums	108,677	65,034
Advance premiums	2,132	1,114
Accrued expenses	3,478	2,385
Dividends payable	218	—
Income taxes payable	4,956	310
Other liabilities	4,103	3,330

Total liabilities	150,988	94,319

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 1,247,700 shares issued and outstanding in 2011	—	—
Preferred stock (no par value 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,202,485 and 6,205,396 shares issued and outstanding in 2011 and 2010)	—	—
Additional paid-in capital	29,636	18,606
Retained earnings	33,986	28,065
Accumulated other comprehensive income (loss)	208	(42)

Total stockholders’ equity	63,830	46,629

Total liabilities and stockholders’ equity	$214,818	140,948

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue
Gross premiums earned	$49,751	30,037	$143,606	119,757
Premiums ceded	(14,058)	(14,572)	(56,360)	(57,322)

Net premiums earned	35,693	15,465	87,246	62,435

Net investment income	578	390	2,180	1,962
Policy fee income	159	155	1,438	1,464
Realized investment (loss)/gain	(149)	469	267	2,003
Gain on bargain purchase	—	—	936	—
Other	630	665	2,772	751

Total revenue	36,911	17,144	94,839	68,615

Expenses

Losses and loss adjustment expenses	16,886	8,208	48,243	37,667
Policy acquisition and other underwriting expenses	7,557	4,189	18,129	14,878
Other operating expenses	4,446	1,880	12,062	7,484

Total expenses	28,889	14,277	78,434	60,029

Income before income taxes	8,022	2,867	16,405	8,586
Income taxes	3,226	1,083	6,441	3,164

Net income	$4,796	1,784	$9,964	5,422
Preferred stock dividends	(218)	—	(815)	—

Income available to common stockholders	$4,578	1,784	$9,149	5,422

Basic earnings per common share	$0.74	0.29	$1.49	0.88

Diluted earnings per common share	$0.62	0.27	$1.34	0.81

Dividends per common share	$0.23	0.30	$0.53	0.30